[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (“Agreement”) is entered into this 25th day of May, 2022, by and between TACNA Services, Inc, a California Corporation, hereafter referred to as (“TACNA”) and Vapotherm, Inc, a Delaware Corporation, hereafter referred to as (“Client”, each a “Party” and collectively the “Parties”).

Whereas, the Client desires to manufacture various products in Mexico and TACNA is experienced in managing certain aspects of such operations in Mexico;

NOW, THEREFORE, the Parties agree as follows:

A. SERVICES TO BE PROVIDED BY TACNA

1. Engagement The basic model under which services are performed is a pass through cost model. All direct costs incurred in servicing Client shall be passed through. Based on weekly cash requests, which shall include invoice level detail, Client will directly fund weekly both a U.S. Dollar and Mexican Peso denominated bank accounts in Mexico. These Mexican bank accounts shall be used exclusively to fund the Client’s Mexico based operating costs and from these accounts, most of client’s Mexico based operating costs shall be paid. Costs not directly paid through the above referenced client assigned bank accounts, including but limited to U.S. based pass through costs or service fees would be directly billed to Client by either the provider or TACNA. TACNA shall provide a shared Mexican corporation under which the assembly or manufacture of the Client’s products can take place in the Republic of Mexico. Should Client wish to form its own Mexican Corporation under which to operate in Mexico, TACNA shall provide said Corporation for a fixed fee of $[***]. [***] Indicates portions of this section that have been excluded because the information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2. Hiring Employees As requested by Client, TACNA, through its Mexican affiliate company, shall hire employees as requested and approved by Client.

3. Accounting and Legal Standard internal statutory bookkeeping, payroll processing, and payables processing will be TACNA’s responsibility. All company paid taxes, both income and payroll as they apply to Client assigned personnel and all outside professional services related to monthly and annual tax filings, shall be charged on a cost pass through basis or proportionately allocated basis. All banking charges shall be passed through. TACNA retains the services of an outside attorney for labor matters and such costs are pass through on a relative headcount size basis. Labor union dues are also charged on a pass through cost basis. If more extensive legal or other outside professional services are required in an area, such will be billed on a pass through basis. In the event that more extensive legal or other outside professional services are required and so long as the matter does not have an effect on the Mexican legal entity as a whole, TACNA will request prior written approval from Client, and at the Client’s discretion, the Client has the option of selecting the legal or outside professional firm to provide such services.

4. Import - Export Services TACNA shall prepare all necessary documentation based on Client provided supporting documentation and coordinate the shipment of the Client’s equipment, raw material and finished goods to and from the assigned Client facility in the Republic of Mexico. The temporarily imported equipment, raw materials and finished goods shall remain property of the Client, even though such equipment is imported to Mexico. Any brokerage fees, custom duties, fines, and/or merchandise processing fees shall be charged to the Client on a cost pass through basis.

5. Governmental Relations and Taxes TACNA will provide interface with both the Mexican and U.S. governmental agencies necessary for the production or manufacture of the Client products in Mexico and the transportation of said products through the international border. All governmental charges of any kind, taxes, value added taxes, fees or permits shall be charged to the Client on a cost pass through basis. In the event Client is included in one of TACNA’s combined entities, income taxes shall be calculated for the Client based on its cost and expenses in Mexico relative to the costs and expenses of the entire entity, with some necessary allocations of cost. Value added taxes are passed through to Client as incurred related to its costs and some such value added taxes are refundable under certain conditions. Such Client value added tax refunds shall be transferred to Client assigned bank account in Mexico, when received from the tax authorities. If operating in a separate entity, income taxes and value taxes are billed or refunded on a stand-alone pass through basis.

6. EH&S and Other Permits TACNA shall obtain all necessary permits and licenses as required by Mexico to allow the assembly of Client product in Mexico. Any direct permit fees or fees for outside experts shall be charged to Client on a cost pass through basis.

7. Human Resources All Human Resources functions including maintenance of employee files and reports will be a TACNA responsibility. Typically, TACNA places a full-time person on-site when the client operation reaches a headcount of approximately 50 employees. Should outside legal representation be required in employee or other matters, such will be billed on a cost pass through basis. Before engaging outside legal representation, TACNA will request prior written approval from Client for such services.

8. Transportation TACNA will arrange for all import & export trucking services, utilizing an outside trucking company. Client shall be charged for said freight on a pass-through basis. Insurance will be provided by the outside trucking company.

9. Transition Assistance The initial startup period of pre planning and initial permitting etc., is time intensive and requires higher levels of assistance from TACNA’s most experienced people. Accordingly, a transition or startup fee of $[***] is charged to defray a portion of the cost involved. Such fee will become an obligation of Client upon signing of this Agreement. [***] Indicates portions of this section that have been excluded because the information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

B. COSTS AND FEES TO BE PAID BY CLIENT

1. Personnel Client shall be charged weekly for all Client employees’ salaries, taxes, retirement, vacations, food bonus, attendance bonus or other costs on a cost pass through basis, based on payroll documentation and backup data, which shall be provided to the Client on a weekly basis.

2. Facility Lease Client shall pay for space according to the rate of the underlying lease including applicable value added taxes. Client shall also be a guarantor on such lease. If requested by the Client, TACNA will cooperate in assisting the Client in assuming such lease in the Client’s Mexican entity’s name directly in an organized transition process that does not have ramifications to the TACNA Mexican legal entity.

3. Supplies and Other Purchased Items Client shall be charged for requested supplies and other purchased items on a cost pass through basis.

4. Utilities and Telephone Client shall be charged for all utilities, internet and phone charges on a cost pass through basis.

5. Security Cost for security, if required, shall be billed on a cost pass through basis.

6. Production Equipment and Maintenance Client will be responsible for and maintain all their assembly & production equipment. TACNA, however, will provide lists of suppliers for miscellaneous supply items at the request of Client and assist client in sourcing needed suppliers.

7. Vacation, Holidays, Christmas Bonus (Aguinaldo) and Profit Sharing The laws of Mexico provide that employees receive holidays, vacations, Christmas bonus (Aguinaldo) and a statutory profit sharing. Vacations and Christmas bonuses are based on the employees’ term of employment and profit sharing is normally based on costs incurred in Mexico and is part of the income tax calculation. Client shall be charged for these employee benefits on a cost pass through basis.

8. Warehouse TACNA will make available its US warehouse space for the Client’s import and export products on a short-term transitory basis of normally less than one day for cross docking. This is available on a space available basis only. TACNA warehouse personnel will also assist in the Client’s freight forwarding from the TACNA warehouse on a space available basis. All external freight forwarding charges are the Client’s responsibility.

9. Agreement Wind Up Cost Client will be responsible for all severance cost per Mexican law on a cost pass through basis. Any lease termination costs would be those of the Client. Client will be responsible for any trailing costs incurred in the wind up.

10. Program Approval and Permits Internal personnel cost to obtain the necessary permits with the Mexican and United States governments are included in TACNA’s hourly rate. Any direct permit fees or fees for outside experts shall be charged to Client at cost.

11. Duties and Merchandise Processing Fees Should said charges be incurred, TACNA will charge Client for these costs on a pass through basis.

12. Facility Upgrades TACNA will arrange for and assist in monitoring any facility upgrades that may be required or requested by the Client. Client will be charged for the cost of said leasehold improvements and/or upgrades on a cost pass through basis. TACNA will provide Client an estimate of the cost of said improvements and work will not commence until approved by Client.

13. Insurance Should any insurance be required in Mexico for the building, contents, liability or other matters, Client may source such insurance through its US insurance broker. Alternatively, TACNA can seek quotes for such insurance, which would be billed on cost pass through basis. TACNA shall provide all necessary information to Client’s carriers. TACNA and its applicable Mexican affiliates shall be named as an additional insured on any policies obtained.

14. Proprietary Information All information concerning Client or the work being performed by TACNA or its Mexican affiliates for Client to which TACNA shall have access, shall remain the exclusive property of the Client. TACNA agrees to maintain confidentiality of such information and agrees not to disclose such information to any third party without the permission of Client, other than in the ordinary course disclosure in the routine performing its duties on behalf of Client.

15. Term of Agreement This Agreement is evergreen, but shall be effective after the date of signing for an initial minimum period of three years beginning from that date on which at least 25 employees are hired and working in Client operation. After the initial three years, either party may terminate this agreement upon one hundred-twenty (120) written notice of the intent to terminate. Each Party will have the right to terminate this Agreement earlier in the event of a material breach after giving the non-breaching Party written notice and if such breach is not cured in 45 days. All severance cost shall remain the responsibility of Client throughout the term of this Agreement. It is further agreed that should this Agreement terminate, all severance obligations relating to labor, all lease termination costs and all windup trailing costs shall be a Client responsibility and shall be reimbursed to TACNA on a cost pass through basis. Client shall make a cash deposit to TACNA equal to four months of projected Mexican payroll costs at Client’s fully built out size of operation to cover severance risk and other wind-up costs equal to $[***] USD. Such deposit shall promptly be increased by Client if Client’s monthly Mexican operations loaded payroll exceeds the original monthly projection of $[***] per month by twenty percent or more with a review of such deposit semi-annually. Client shall have the opportunity substitute the cash deposit for a standby letter or credit acceptable to TACNA in TACNA’s sole discretion. Client shall also make a cash deposit with the Landlord that is sufficient to settle the obligations under the associated lease for both the Mexican entity as tenant and the Client. The deposit amount required shall be revisited by the Parties no less frequently than semi-annually. [***] Indicates portions of this section that have been excluded because the information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

16. Fees and Payment Terms TACNA shall charge Client for services weekly based on the fee schedule shown in Exhibit “A”. All costs and fees direct billed by TACNA shall be paid on a net ten day terms basis. These terms are intended to allow transit time for paperwork only. Fees will be adjusted annually at the beginning of the calendar year for the annual change in the CPI San Diego District.

17. Administrative Employee Displacement Fee TACNA expends tremendous resources to train and provide qualified administrative employees to service its clients. Should Client hire any of TACNA’s or its Mexican affiliate’s administrative employees whose primary role is serving TACNA’s clients in TACNA’s shelter service business or is a manager or supervisor in one of TACNA’s proprietary product operations, either during the term of this Agreement or for twelve months thereafter, Client shall pay an administrative employee displacement fee equal to two times the annual gross salary of such employee. TACNA strongly discourages clients from recruiting personnel currently working for another TACNA client unless previously agreed to by the respective clients.

18. EH&S Permit Maintenance Significant incremental work is necessary to monitor and maintain compliance with Environmental, Health and Safety requirements. This involves annual outside testing and sampling by outside consultants, such costs are billed to Client on a cost pass through basis. Such costs are budgeted annually.

19. Indemnification and Limitation of Liability Each Party will indemnify and hold harmless the other for any loss, cost, damage or expense incurred as a result of a Party’s material breach of this Agreement, gross negligence or willful misconduct. Further TACNA will indemnify and hold harmless Client for any loss, cost, damage or expense damages incurred by Client as a result violations of Mexican or local law resulting from TACNA’s services. Neither Party will be liable for special or consequential damages. The maximum liability TACNA shall have under this Agreement shall be limited to the actual fees paid to TACNA for services during the twelve month period preceding the date a claim is asserted by Client or its agent against TACNA, provided that if this agreement has been in force less than twelve months at the time the claim is asserted, then such maximum liability shall be the amount of fees that would have been paid over twelve months had the contract been in force that long. TACNA shall have no liability beyond this amount.

20. Pre-approval of Non-Routine Expenses TACNA will seek written pre-approval from Client for any non-routine expenses related to this Agreement for expenses in excess of $[***] through its online portal. For the avoidance of doubt, “non-routine expenses” are considered to be any items not relating to payroll, rent and utilities. [***] Indicates portions of this section that have been excluded because the information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

21. The terms and conditions contained herein shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of California. In the event there is litigation surrounding this Agreement, such matters shall have a venue of San Diego, California.

22. The invalidity in whole or in part, of any term or condition herein shall not affect the validity or enforceability of any other term or provision.

23. This Agreement contains all the understandings and agreements between the Parties. Any modification or waiver of this Agreement must be expressly made in writing, mutually agreed to and executed by both Parties. This Agreement replaces any prior agreements between the Parties. As such, prior agreements are void.

(Signature Page to Follow)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

TACNA SERVICES, INC. By: /s/ Derrick K. Baldwin Derrick K. Baldwin Vice President of Operations Dated: 5/27/22	VAPOTHERM, INC. By: /s/ John Landry Printed Name: John Landry Title: SVP and CFO Dated: 5/26/22

[***] Indicates portions of this exhibit that have been excluded because the information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

MANUFACTURING SERVICE AGREEMENT

Vapotherm, Inc.

Exhibit “A”

(Service Fee Schedule)

[***]

Prices are increased annually based on changes in San Diego CPI